UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

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Precision Auto Care, Inc.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, NOVEMBER 15, 2006

The 2006 Annual Meeting of Shareholders of Precision Auto Care, Inc. (the “Company”) will be held at the Company’s headquarters located at 748 Miller Drive, S.E., Leesburg, Virginia on Wednesday, November 15, 2006, at 11:00 a.m. (Eastern Time), for the following purposes:

1.                To elect five (5) directors for a one-year term expiring at the 2007 Annual Meeting of Shareholders;

2.                To appoint the firm of Yount, Hyde & Barbour. P.C. as independent auditors for the fiscal year ending June 30, 2007; and

3.                To transact such other business as may properly come before the meeting or any adjournment thereof.

Only holders of shares of Common Stock of record on the books of the Company at the close of business September 15, 2006 will be entitled to notice of and to vote at the 2006 Annual Meeting or any adjournment thereof.

In order that your shares may be represented at the Annual Meeting, you are urged to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.

By Order of the Board of Directors,
Frederick F. Simmons
Senior Vice President, General Counsel and Secretary
748 Miller Drive, S.E
Leesburg, Virginia 20175
October 16, 2006

PRECISION AUTO CARE, INC.

748 MILLER DRIVE, S.E.

LEESBURG, VIRGINIA 20175

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, November 15, 2006

INFORMATION CONCERNING TIMING OF THE MEETING, SOLICITATION AND VOTING

General

The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under authority thereof at the 2006 Annual Meeting of Shareholders of the Company to be held on Wednesday, November 15, 2006, commencing at 11:00 a.m. (Eastern Time), or at any adjournment thereof, pursuant to the accompanying notice of this meeting. The 2006 Annual Meeting will be held at the Company’s headquarters located at 748 Miller Drive, S.E., Leesburg, Virginia 20175. The Company intends to mail this proxy statement and accompanying proxy to all shareholders entitled to vote at the Annual Meeting on or about October 16, 2006.

Solicitation and Revocability of Proxies

The proxy is solicited on behalf of the Board of Directors of the Company. It may be revoked by the shareholder at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy shall be suspended if the shareholder shall be present at the meeting and elect to vote in person. Attendance at the meeting will not, by itself, revoke a proxy. Shares represented by proxies received will be voted. Where the shareholder has specified his or her choice with respect to the proposal to be acted upon, the shares will be voted in accordance with the specification so made, and in the absence thereof will be voted by the proxy holders as directed by management.

The cost of solicitation of proxies will be borne by the Company. Certain directors, officers and regular employees of the Company may solicit proxies by facsimile, telephone or personal interview for which they will receive no additional compensation. In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the meeting to beneficial owners, and the Company will reimburse them for their reasonable expenses in so doing.

Voting Rights and Outstanding Shares

Only shareholders of record on the books of the Company at the close of business on September 15, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 28,993,752 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote for each matter submitted to the shareholders for approval.

A majority of the outstanding shares entitled to vote must be present in person or represented by proxy at the 2006 Annual Meeting to constitute a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter at the meeting will be counted for purposes of determining if a quorum exists. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for Director (Item 1) requires the affirmative vote of the holders of the shares representing a plurality of the votes cast in the election of Directors. Votes that are withheld and Broker Shares that are not voted in the election of Directors will not be included in determining the number of votes cast and, therefore, will have no affect on the election of the Directors.

Actions on all other matters to come before the 2006 Annual Meeting, including the approval of the appointment of the Company’s independent auditors (Item 2), require the affirmative vote of the holders of the shares representing a majority of the votes cast such that the votes cast in favor of the action exceed the votes cast against it. Votes that are withheld and Broker Shares that are not voted are not considered cast either for or against a matter and, therefore, will have no affect on the outcome of the other matters to come before the 2006 Annual Meeting.

Item 1:  Election of Directors

Pursuant to the Company’s Articles of Incorporation in effect as of the date of this proxy statement, the terms of all five incumbent directors will expire at the 2006 Annual Meeting. Certain information concerning the nominees for election at the Annual Meeting is set forth below.

Name	Age	Director Since	Principal Occupation	Additional Information
Woodley A. Allen	59	1991	President, Allen Management Services, Oakton, VA (manage-ment consulting firm)

Mr. Allen was Chairman of the Board of the Company from February 2000 until October 2003, and serves as Chairman of the Audit Committee and serves on the Nominating Committee. Mr. Allen also serves as the Board’s financial expert. He served as Chief Financial Officer of EZ Communications, Inc. (publicly traded radio broadcasting company) from March 1973 to May 1992, and has been acting Chief Financial Officer of BIA Financial Network, Chantilly, VA (merchant banking and investment firm) since February 2004.

Louis M. Brown, Jr.	63	2000	Chairman

Mr. Brown was President and Chief Executive Officer of the Company from August 2000 until October 2003, and was Chairman and Chief Executive Officer from October 2003 until May 2006. Mr. Brown has been Chairman of the Board of the Company since October 2003. He has been a director of Micros Systems, Inc. (a leading provider of information technology for the hospitality industry) since 1977. He was its Chairman from January 1987 until April 2001, and has been its Vice Chairman since April 2001.

Bassam N. Ibrahim	44	1993	Shareholder, Buchanan Ingersoll, PC Alexandria, VA (law firm)

Mr. Ibrahim is a shareholder in the law firm of Buchanan Ingersoll PC, which merged with Burns, Doane, Swecker & Mathis, where he was a partner since 1996. Mr. Ibrahim is Chairman of the Nominating Committee and serves on the Organization & Compensation Committee.

Peter C. Keefe	49	2003	President, Avenir Corporation, Washington, D.C. (investment advisor)

Mr. Keefe has been President of Avenir Corporation since January 2000, and served as its Vice President from May 1991 until January 2000. Mr. Keefe serves as Chairman of the Organization & Compensation Committee and is a member of the Audit Committee.

John D. Sanders, Ph. D.	68	2002	Investor/Consultant

Dr. Sanders serves as a business consultant to emerging technology companies. Dr. Sanders has been a Registered Representative of Wachtel & Co., Inc., a Washington D.C.-based stock brokerage firm, since 1968. Dr. Sanders serves on the Audit and Nominating Committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

Meetings and Committees of the Board

The Board of Directors has three standing Committees: (i) the Audit Committee; (ii) the Organization and Compensation Committee; and (iii) the Nominating Committee.

The Board of Directors of the Company held 4 meetings during the fiscal year ended June 30, 2006. All directors attended 100% of the aggregate number of meetings of the Board of Directors and Committees on which they served.

Audit Committee.   The Audit Committee makes recommendations regarding the engagement of the Company’s independent auditors, reviews the arrangement and scope of the audit, considers comments made by the independent auditors with respect to the adequacy of the Company’s internal accounting controls, and reviews non-audit services provided by the firm. Mr. Allen serves as Chairman of the Audit Committee. Messrs. Sanders and Keefe serve as members of the Committee. During the fiscal year ended June 30, 2006, the Audit Committee met 4 times. The Audit Committee’s charter is attached to this proxy statement as Appendix A.

The SEC has additional independence requirements that members of our Audit Committee must satisfy. One such requirement is that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director’s compensation. The Board of Directors has examined the composition of the Audit Committee and has determined that all of its members are “independent” as defined by the Marketplace Rules adopted by the NASDAQ Stock Market (the “Marketplace Rules”) and applicable SEC rules. The Board has also determined that Mr. Woodley A. Allen has all the necessary attributes to be an “audit committee financial expert” under the current SEC rules. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Allen’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Allen any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and of the Board, and his designation as an “audit committee financial expert” pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or of the Board.

The Audit Committee has prepared a report, a copy of which is set forth on page 13 under “Report of the Audit Committee”.

Organization and Compensation Committee.   The Organization and Compensation Committee (the “Compensation Committee”) reviews and approves (or recommends to the full Board) the annual salary, bonus and other benefits of senior management of the Company; reviews and makes recommendations to the Board relating to executive compensation and plans; and establishes, and periodically reviews, the Company’s policy with respect to management perquisites. Mr. Keefe serves as Chairman of the Compensation Committee. Mr. Ibrahim also serves as a member of the Compensation Committee. During the fiscal year ended June 30, 2006, the Organization & Compensation Committee met once. In addition, the Compensation Committee Chairman also provided regular reports of committee activities (if any) during Regular Board meetings. The Compensation Committee’s charter is attached to this proxy statement as Appendix B.

The Compensation Committee has prepared a report, a copy of which is set forth on page 10 under “Report of the Organization and Compensation Committee on Executive Compensation”.

Nominating Committee.   The Nominating Committee makes recommendations regarding the election of Board members, committee appointments and Corporate Governance Guidelines. Mr. Ibrahim serves as Chairman of the Nominating Committee, and Messrs. Allen and Sanders also serve as members of the Committee. The Board of Directors has determined that each member of the Committee is “independent” as defined by the Marketplace Rules. The Committee met once during the fiscal year ended June 30, 2006. In addition,  the Nomination Committee Chairman also provided regular reports of committee activities (if any) during Regular Board meetings. The Nominating Committee’s charter is attached to this proxy statement as Appendix C.

While the Board of Directors has delegated the selection and initial evaluation of potential directors to the Nominating Committee, the Board retains final approval of all nominations. It is the Board’s desire and intention to select people who are independent and diverse in a broad sense—people with a variety of backgrounds, experiences and skills that will bring individual talents or contribute to the needs of the Board and the Company. It is also the Board’s objective to select for nomination candidates who are able to work in a collaborative and collegial fashion with other directors and senior management, in a manner consistent with the current operating practices of the Board.

In the event of a vacancy on the Board of Directors, the Nominating Committee may, in its discretion, engage a third-party search firm to identify potential candidates to fill the vacancy. The Nominating Committee will consider candidates recommended by other parties, including shareholders and will evaluate those proposed candidates in a manner consistent with the evaluation of all potential nominees based on the considerations set forth above. Third parties wishing to recommend candidates for consideration by the Nominating Committee may do so in writing by providing the recommended candidate’s name, biographical data, qualifications and a statement describing the basis for the recommendation, together with the recommended candidate’s consent to serve, if nominated and elected, to the Chairman of the Nominating Committee.

Director Independence

The Board of Directors has determined that Messrs. Allen, Ibrahim, Keefe and Sanders are “independent” as defined by the Marketplace Rules. Mr. Brown, being an employee of the Company, does not meet the definition of “independent”.

Code of Ethics and Standards of Conduct

The Company has adopted a Code of Ethics and Standards of Conduct (the “Code of Ethics”) that applies to its senior management and all other employees, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other persons performing similar functions. A copy of the Code of Ethics can be obtained, without charge, upon written request to: Corporate Secretary, Precision Auto Care, Inc., P. O. Box 5000, Leesburg, VA 20177.

Communications with the Board

The Company has adopted a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board of Directors individually or as a group by writing to:  The Board of Directors of Precision Auto Care, Inc., c/o Corporate Secretary, P. O. Box 5000, Leesburg, VA 20177. The Corporate Secretary may require reasonable evidence that the communication or other submission is made by a shareholder of the Company before transmitting the communication to the Board of Directors.

Compensation of Directors

Under the Board’s current policies, non-employee directors are paid $750 for every board meeting that they attend in person, $500 for every board committee meeting attended and $250 for every meeting (board or board committee) attended telephonically. In addition, every board member will receive a stipend of $2,500 each quarter as long as they are board members.

In addition, Woodley Allen received compensation of $3,500 as the Board’s financial expert.

Directors who are employees receive no additional compensation for serving as directors.

In January 2001, the Board of Directors suspended the issuance of awards under the 1998 and 2000 Outside Directors’ Stock Option Plans.

Director Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the annual shareholders meeting. All of the Board members attended the 2005 Annual Meeting.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth the compensation earned and paid during each of the Company’s last three fiscal years to the chairman and the four most highly compensated executive officers who earned $100,000 or more during the fiscal year ended June 30, 2006.

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (1)	All Other Compensation (2)
Louis M. Brown, Jr.	2006	$264,519	$16,667	—		—	—	$3,968
Chairman(3)	2005	217,115	50,000	—		—	—	4,007
	2004	200,000	50,000	212,500	(4)	—	—	69,085	(5)
Robert R. Falconi	2006	$337,810	$35,000	—		—	—	$4,444
President and	2005	285,385	65,000	—		—	150,000	3,722
Chief Executive Officer(6)	2004	252,692	60,000	—		—	—	3,272
Frederick F. Simmons	2006	$260,028	$37,500	—		—	—	$3,500
Senior Vice President,	2005	217,885	50,000	—		—	75,000	3,475
General Counsel & Secretary	2004	198,828	42,917	—		—	—	3,278
John T. Wiegand	2006	$155,990	$23,200	—		—	—	$2,235
Senior Vice President —	2005	158,760	47,028	—		—	60,000	2,999
Operations & Business	2004	152,319	17,565	7,500	(7)	—	65,000	2,548
Development
Joel L. Burrows	2006	$144,204	$14,533	—		—	—	$2,139
Vice President — Training/	2005	146,520	14,640	—		—	30,000	2,312
Research & Development	2004	141,933	—	—		—	—	1,791

(1)           Indicates number of shares of common stock underlying options.

(2)           Except as otherwise indicated, amounts shown represent the Company’s matching contributions to the 401(k) Savings Plan as indicated above.

(3)           Mr. Brown was President and Chief Executive Officer from August 2000 until October 2003. He was Chairman and Chief Executive Officer from October 2003 until May 2006, and has been Chairman since May 2006.

(4)           Received compensation in the form of 250,000 shares of common stock on September 30, 2003 at $.85 per share pursuant to a board resolution adopted on April 23, 2003 as a result of his continued employment through August 31, 2003.

(5)           Includes income tax reimbursement of $68,652 paid by the Company with respect to the value of the shares granted to Mr. Brown on September 30, 2003 and the Company’s matching contribution of $433 to the 401(k) Savings Plan.

(6)           Mr. Falconi was Senior Vice President—Finance & Administration & CFO from September 2000 until March 2002. He was President and Chief Operating Officer from March 2002 until May 2006, and has been President and Chief Executive Officer since May 2006.

(7)           Received compensation in the form of 32,608 shares of common stock at $.23 per share on April 23, 2003. As of June 30, 2006, these shares were worth $18,260 based on the closing price of $0.56 per share.

OPTION GRANTS IN LAST FISCAL YEAR

There were no stock option grants during the last fiscal year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR—END OPTION VALUES

The following table presents information concerning stock option exercises by the named executive officers during the fiscal year ended June 30, 2006 and the fiscal year—end option values.

Name	# Shares Acquired on Exercise During Year Ended June 30, 2006	Value of Shares Acquired on Exercise During Year Ended June 30, 2006(1)	Number of Securities Underlying Unexercised Options at June 30, 2006		Value of the Unexercised In—the—Money Options at June 30, 2006 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Louis M. Brown, Jr.	50,000	$8,500	—	—	$0	$0
Robert R. Falconi	—	—	580,000	100,000	83,400	0
Frederick F. Simmons	—	—	225,000	50,000	24,000	0
John T. Wiegand	—	—	109,583	61,667	10,750	2,600
Joel L. Burrows	—	—	35,000	20,000	3,000	0

(1)             The closing price for the Company’s Common Stock as reported by the OTCBB on March 10, 2006 (the exercise date of the shares), was $0.61. Value is calculated on the basis of the difference between the option exercise price and $0.61, multiplied by the number of shares of Common Stock exercised.

(2)             The closing price for the Company’s Common Stock as reported by the OTCBB on June 30, 2006 (the last trading day in the Company’s fiscal year), was $0.56. Value is calculated on the basis of the difference between the option exercise price and $0.56, multiplied by the number of shares of Common Stock underlying the option.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the shares of Common Stock beneficially owned as of the Record Date by (i) persons known by the Company to beneficially own greater than 5% of the Company’s outstanding stock, (ii) each director of the Company, (iii) each executive officer named in the table labeled Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group. For purposes of this table, and as used elsewhere in this Proxy Statement, the term ‘‘beneficial owner’’ means any person who, directly or indirectly, has or shares the power to vote, or to direct the voting of a security or the power to dispose, or to direct the disposition of, a security. Except as otherwise indicated, (a) the address of each owner listed below is 748 Miller Drive, S.E., Leesburg, VA 20175; and (b) Company believes that each individual owner listed below exercises sole voting and dispositive power over their shares. The total number of shares outstanding used in calculating the percentage assumes that none of the options or warrants held by other persons are redeemed for common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Common Stock
Avenir Corporation (1)	2,750,564	9.49%
1725 K Street, N.W., Suite 410, Washington, D.C. 20006
Falcon Solutions Limited (1)	6,449,757	22.25%
2, Harbormaster Place, Custom House Dock, Dublin 1, Ireland
Arthur C. Kellar (2)	10,978,907	37.87%
Louis M. Brown, Jr. (3).	4,055,380	13.99%
Woodley A. Allen (4).	197,218	0.68%
Bassam N. Ibrahim (5)	125,906	0.43%
John D. Sanders, Ph.D.	58,200	0.20%
Peter C. Keefe	89,211	0.31%
Robert R. Falconi (6).	1,068,248	3.68%
Frederick F. Simmons (7).	251,811	0.87%
John T. Wiegand (8).	135,691	0.47%
Joel L. Burrows (9)	35,268	0.12%
All directors and executive officers as a group (11 persons) (10).	6,177,922	21.31%

(1)          Reflects the Company’s reasonable good faith effort to calculate ownership based on (1) the Company’s and transfer agent’s records, and (2) Schedule 13 G & D filings in February and March 2004. No Schedule 13 filings have been made since that time to our knowledge.

(2)          Reflects the Company’s reasonable good faith effort to calculate ownership based on (1) the Company’s and transfer agent’s records, and (2) Schedule 13 G & D filings in February and March 2004. No Schedule 13 filings have been made since that time to our knowledge. Also includes options to purchase 37,500 shares that are exercisable within 60 days.

(3)          Mr. Brown is Chairman of the Board of Directors. Includes 4,055,380 shares owned. There are no options exercisable within 60 days.

(4)          Includes options and warrants to purchase 58,880 shares that are exercisable within 60 days.

(5)          Includes options and warrants to purchase 48,880 shares that are exercisable within 60 days.

(6)          Includes options to purchase 580,000 shares that are exercisable within 60 days.

(7)          Includes options to purchase 208,333 shares that are exercisable within 60 days.

(8)          Includes options to purchase 109,583 shares that are exercisable within 60 days.

(9)          Includes options to purchase 35,000 shares that are exercisable within 60 days.

(10)   Includes options and warrants to purchase 1,175,676 shares that are exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers to file reports of ownership and changes of ownership with the Securities and Exchange Commission. The Company believes that during the period from July 1, 2005 through June 30, 2006, its directors and executive officers timely complied with all applicable Section 16(a) filing requirements.

EMPLOYMENT ARRANGEMENTS

Effective August 4, 2000, the Company agreed to employ Louis M. Brown, Jr. pursuant to which Mr. Brown agreed to serve as President and Chief Executive Officer. Under this agreement, Mr. Brown received a salary of $1.00 for the year beginning August 4, 2000 and ending August 3, 2001. For the year beginning August 4, 2001 and ending August 3, 2002, Mr. Brown’s base salary was $0.70 per year plus a stock award of 500,000 shares and a stock option of 500,000 shares, exercisable at $0.33 per share, vesting at 33-1/3% per year over three years; thereafter, Mr. Brown received a base salary and other compensation as was determined by the Compensation Committee. On April 23, 2003, the Board of Directors (with Mr. Brown abstaining) (i) approved the issuance to Mr. Brown of 500,000 shares of common stock of the Company as compensation for the period from August 5, 2002 to May 4, 2003, (ii) approved the issuance by September 30, 2003 of an additional 250,000 shares contingent on Mr. Brown’s continued employment through August 31, 2003, and (iii) agreed to pay federal and state income taxes on the value of these shares at the time of issuance in excess of $0.23 per share, the closing price on April 22, 2003. These shares were issued in September 2003. Currently, Mr. Brown receives cash compensation at the annual rate of $260,000. In October 2003, Mr. Brown became Chairman and Chief Executive Officer. In May 2006, Mr. Robert Falconi was promoted to Chief Executive Officer and Mr. Brown continues to serve as Chairman.

REPORT OF THE
ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of outside directors of the Company, is responsible for developing and recommending to the Board of Directors the Company’s general compensation policies. The Compensation Committee approves the compensation plans for the Company’s executive officers, including the Chief Executive Officer (CEO), and determines the compensation to be paid to the executive officers. The Compensation Committee also is responsible for the granting of stock options and restricted stock awards to the executive officers and the administration of the Company’s various incentive compensation plans.

The Compensation Committee has furnished the following report for fiscal year 2006:

Compensation Philosophy.   The Company’s philosophy with respect to executive compensation is based on the principle that the compensation of its executive officers should be competitive with compensation of senior executives at comparable companies, and that a meaningful portion of the compensation received should be closely tied to the performance of the Company and, in certain instances, to the achievement of individual goals. Through this link between pay and performance, it is the intent of the Company to provide direct incentives for the Company’s financial success and the creation of incremental shareholder value.

Executive Officer Compensation.   The key components of compensation for the executive officers consist of annual compensation provided by base salary and annual performance bonuses, and long-term compensation provided by stock options and restricted stock awards.

In September 2001, Louis M. Brown, Jr., then the President and Chief Executive Officer of the Company, received a bonus in the form of 500,000 shares of common stock (valued at $115,000, based on the then market price of $0.23 per share) and Mr. Falconi, then Executive Vice President and Chief Operating Officer, received a cash bonus of $55,000 plus a stock bonus of 75,000 shares of common stock (valued at $17,250 at the then market price of $0.23 per share). On April 23, 2003, the Board of Directors (with Mr. Brown abstaining) (i) approved the issuance to Mr. Brown of 500,000 shares of common stock of the Company as compensation for the period from August 5, 2002 to May 4, 2003, (ii) approved the issuance by September 30, 2003 of an additional 250,000 shares contingent on Mr. Brown’s continued employment through August 31, 2003, and (iii) agreed to pay federal and state income taxes on the value of these shares at the time of issuance in excess of $0.23 per share, the closing price on April 22, 2003. In September 2003, Mr. Brown was issued 250,000 shares. Currently, Mr. Brown receives cash compensation at the annual rate of $260,000.

Members of the Committee believe they have a general awareness of pay practices among companies of roughly comparable size, complexity, and/or industry focus. Based upon the Committee’s general knowledge and the commissioned study, other than the compensation paid to Mr. Brown addressed later in this report, members of the Committee believe that the Company’s compensation levels are generally commensurate with those of similar companies. Other than as indicated above, compensation of the executive officers is a subjective determination and has not been determined by reference to any specific criteria or factors related to corporate performance.

Stock Options.   Stock options are granted to executive officers, as well as other employees, based upon the subjective evaluation of employees’ general overall performance and upon their relative rank within the Company. No specific performance criteria are considered, and there is no fixed formula for differentiating the number of options granted to an individual or to all employees in the aggregate. The Company’s approach to long-term incentives provided by stock options has been a flexible one, in which the effort is to attract and retain able key employees by giving them an opportunity for stock ownership. No stock options were awarded in fiscal year 2006.

Compensation of the Current Chief Executive Officer:   Louis M. Brown, Jr., the current Chairman and former Chief Executive Officer, joined the Company on August 4, 2000. The year beginning August 4, 2000 and ending August 3, 2001, Mr. Brown’s annual base salary was $1.00. For the year beginning August 4, 2001 and ending August 3, 2002, Mr. Brown’s annual base salary was $0.70 plus a stock award of 500,000 shares and a stock option of 500,000 shares, exercisable at $0.33 per share, vesting at 33-1/3% per year over three years.  From August 5, 2002 to May 4, 2003, Mr. Brown received compensation in the form of 500,000 shares of common stock of the Company and, in September 2003, Mr. Brown was issued 250,000 shares. Mr. Brown receives cash compensation at the annual rate of $260,000. Mr. Brown became Chairman and Chief Executive Officer in October 2003. Mr. Brown continues serving as Chairman, however, in May 2006, Mr. Robert Falconi was promoted to Chief Executive Officer.

Mr. Robert R. Falconi, the current Chief Executive Officer, joined the Company on September 6, 2000, as Senior Vice President-Finance, Administration & Chief Financial Officer. In March 2002, he was named President and Chief Operating Officer. In May 2006, Mr. Falconi was promoted to Chief Executive Officer. Mr. Falconi receives cash compensation at the annual rate of $355,000.

The Committee believes its approach to compensation for the Chairman and Chief Executive Officer is consistent with the Company’s ongoing effort to achieve a responsible balance between short-term and long-term performance for the Company and its shareholders, and to provide compensation incentives for its senior executives that encourage those results.

Tax Compliance Policy.   Section 162(m) of the Internal Revenue Code generally limits to $1 million the tax deductible compensation paid to a company’s Chief Executive Officer and to each of the four highest-paid executives employed as executive officers on the last day of the fiscal year. However, the limitation does not apply to performance-based compensation provided certain conditions are satisfied. The Committee does not anticipate that in the foreseeable future any officer of the Company will earn compensation in excess of $1 million that would not qualify as performance-based compensation. Therefore, the Committee has not yet determined a policy with respect to Section 162(m). The Committee intends to review the implications of Section 162(m) when it becomes more relevant with respect to the Company’s executive compensation policies.

All members of the Compensation Committee concur in this report to the shareholders.

The Organization and Compensation Committee:

Peter C. Keefe, Chairman

Bassam N. Ibrahim

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Ibrahim, Member of the Compensation Committee, is a shareholder in the law firm of Buchanan Ingersoll PC, which merged with Burns, Doane, Swecker & Mathis, where he was a partner since 1996, and which firm provided certain legal services for the Company during the last fiscal year. The amount paid to the law firm during the last fiscal year totaled $43,639.

Except for the foregoing, during the fiscal year ended June 30, 2006: (1) none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries; (2) none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeded $60,000; (3) none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions or, if there was no such committee like that, the entire board of directors) of another entity where one of that entity’s officers served on the Company’s Compensation Committee or one of its executive officers served as a director on the Company’s Board; and (4) none of the Company’s executive officers was a director of another entity where one of that entity’s officers served on the Company’s Compensation Committee.

SHAREHOLDER RETURN COMPARISON

The following line graph compares the cumulative shareholder return on the Company’s Common Stock, on an indexed basis, against the cumulative total returns of the Nasdaq Stock Market (U.S. Index), and, the Russell 2000 Index, the S&P Auto Parts & Equipment Index and index composed of peer companies named below in footnote 1 during the past five fiscal years ended June 30, 2006:

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PRECISION AUTO CARE,  INC.

*$100 invested on 6/30/01 in stock or index-including reinvestment of dividends.

Fiscal year ending June 30, 2006.

Copyright ©2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm

	July 1, 2001	June 30, 2002	June 30, 2003	June 30, 2004	June 30, 2005	June 30, 2006
PRECISION AUTO CARE, INC.	$100.00	$47.06	$113.73	$166.67	$215.69	$110.59
NASDAQ STOCK MARKET (U.S.)	100.00	70.34	78.11	98.60	99.28	105.94
RUSSELL 2000 INDEX	100.00	91.33	89.83	119.80	131.12	150.23
S & P AUTO PARTS & EQUIPMENT INDEX	100.00	102.70	86.98	116.87	94.92	99.80
PEER GROUP (1)	100.00	147.23	145.32	176.84	193.51	194.51

*                    Assumes $100 invested on July 1, 2001 in the Company’s common stock or the stated index, including reinvestment of dividends. Fiscal year ending June 30.

(1)          The peer group index selected for purposes of this line graph consists of the following automotive companies:  Auto Zone, Inc., Genuine Parts Company, O’Reilly Automotive, Inc., Monroe Muffler & Brake, Inc., and Pep Boys, Inc.

Item 2:  Appointment of Independent Auditors

At the Annual Meeting, the shareholders will be asked to approve the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent auditors for the fiscal year ending June 30, 2007.

Appointment of the independent auditors will require the affirmative vote of holders of shares of Common Stock representing a majority of the number of votes present in person or represented by proxy at the Annual Meeting, provided a quorum is present. Representatives of Yount, Hyde & Barbour are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

Audit Committee Pre-Approval Policies and Procedures

Representatives of the Corporation’s independent auditors are expected to attend each meeting of the Audit Committee. The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by the Corporation’s independent auditors as well as the fees charged by the independent auditors for such services. All audit and non-audit services are pre-approved by the Audit Committee, which considers, among other things, the possible effect of such services on the auditors’ independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL SHAREHOLDERS VOTE “FOR” THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three independent directors and operates under a written charter adopted by the Board of Directors, a copy of which is attached to the Company’s proxy statement for the 2006 Annual Meeting of Shareholders as Appendix A and is incorporated herein by reference. The Audit Committee reviews audit fees and recommends to the Board of Directors, subject to shareholder ratification, the selection of the Company’s independent accountants. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report thereon to the Board of Directors. In this context, the Audit Committee has met and held discussions with management and Grant Thornton LLP, the Company’s independent accountants as of the fiscal year ended June 30, 2006.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and Grant Thornton LLP.

The Audit Committee has discussed with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Accounting Standards), including the scope of the auditor’s responsibilities, significant accounting adjustments and any disagreements with management.

The Audit Committee also has received the written disclosures and the letter from Grant Thornton LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Grant Thornton LLP that firm’s independence from the Company.

The Audit Committee reviews the aggregate fees billed by Grant Thornton LLP for professional services rendered during the fiscal year ended June 30, 2006. During the two fiscal years ended June 30, 2005 and June 30, 2006, Grant Thornton LLP billed the following amounts to the Company:

	2005	2006
Audit Fees (1)	$87,741	$149,735
Tax Fees (2)	49,827	95,126
All Other Fees (3)	7,700	11,405
Total	$145,268	$256,266

The audit committee and management are carefully reviewing the cost of audit and tax services and the significant increases for 2006 and potential future increases that may be forthcoming.

(1)          Audit Fees. Audit Fees consist of professional services rendered in the audit of the Company’s annual financial statements, review of the Company’s quarterly financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, such as comfort letters, statutory audits, attest services, consents and assistance with reporting requirements. The significant increase in the audit fees was due to the increased expense incurred by the independent auditor for rising insurance costs, a number of changes in professional standards as well as personnel costs.

(2)          Tax Fees. Tax Fees consist of services performed by the independent auditor for tax compliance, tax planning, and tax advice. The tax fees increased due to the above reasons as stated in the audit fees. Additionally, the fees increased due to utilizing Grant Thornton’s services for additional state tax compliance and specific tax analysis.

(3)          All Other Fees. All Other Fees related to services rendered for assistance relating to a Securities and Exchange Commission letter.

Based upon the Audit Committee’s discussions with management and Grant Thornton LLP and the Audit Committee’s review of the representation of management and the report of Grant Thornton LLP to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2006 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Woodley A. Allen, Chairman
Peter C. Keefe
John D. Sanders, Ph.D.

October 16, 2006

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bassam N. Ibrahim, a director of the Company, is a shareholder in the law firm of Buchanan Ingersoll PC, which merged with Burns, Doane, Swecker & Mathis, where he was a partner since 1996. The law firm is based in Alexandria, Virginia and performs legal services for the Company related to intellectual property protection. Fees paid to the firm by the Company in the fiscal year ended June 30, 2006 totaled $43,639. This amount did not exceed five percent of the firm’s gross revenues.

SHAREHOLDER PROPOSALS AND NOMINATION PROCEDURES

In order for a shareholder proposal to be considered for the 2007 Annual Meeting of Shareholders, it must be received by the Company at its offices no later than August 1, 2007. All shareholder proposals should be mailed to the Company at P. O. Box 5000, Leesburg, VA 20177 and addressed to the attention of Frederick F. Simmons, Corporate Secretary. To be eligible for inclusion in the proxy material for that meeting, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended. In order to be considered at an Annual Meeting, a shareholder proposal must be presented by the proponents or their representatives in attendance at the meeting.

For nominations by a shareholder to be properly considered at the Annual Meeting, the shareholder must notify the Corporate Secretary at least 70 and no more than 90 days before the first anniversary of the prior year’s Annual Meeting unless the Annual Meeting date is advanced by more than 20 days, or delayed by more than 70 days, in which case the nomination must be delivered not earlier than the 90th day prior to the Annual Meeting and not later than the close of business on the later of the 70th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the Annual Meeting date is made. Nominations submitted by shareholders must contain the nominee’s qualifications, the nominee’s written consent to serve if elected, and other information required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; the name, address and number of shares owned by the nominating shareholder; and whether the nominating shareholder is part of a group soliciting or intending to solicit proxies from shareholders.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the 2006 Annual Meeting or action to be taken thereat except those set forth in this Proxy Statement. If, however, any other business properly comes before the 2006 Annual Meeting, the persons named in the proxy accompanying this Proxy Statement will have the discretionary authority to vote upon such business, as well as matters incident to the conduct of the 2006 Annual Meeting.

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY’S MOST RECENT FISCAL YEAR. ADDRESS REQUESTS TO FREDERICK F. SIMMONS, CORPORATE SECRETARY, PRECISION AUTO CARE, INC., P. O. BOX 5000, LEESBURG, VIRGINIA 20177-5000.

Appendix A

Precision Auto Care, Inc.
Audit Committee Charter
(November 2004)

Committee’s Purpose

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices at all levels. The Audit Committee’s primary duties and responsibilities are to:

•       Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•       Review and appraise the audit efforts of the Corporation’s independent accountants and internal auditing department.

•       Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

While the Audit Committee has the responsibilities set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent accountants. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws, regulations and the Corporation’s Code of Ethical Conduct.

Committee’s Membership

The membership of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the internal auditing department and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chair should meet with the independent accountants and management quarterly to review the Corporations financials consistent with IV.4 below.

Committee’s Goals and Responsibilities

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.                 Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2.                 Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.                 Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.                 Review with financial management and the independent accountants the Company’s quarterly financial statements prior to the filing of its Form 10-Q or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

Independent Accounts

1.                 Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

2.                 Review the performance of the independent accountants and approve any proposed discharge of the independent accounts when circumstances warrant.

3.                 Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

1.                 In consultation with the independent accountants and the internal auditors, review the integrity of the organization’s financial reporting processes, both internal and external.

2.                 Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

3.                 Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

1.                 Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent accountants and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.                 Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

3.                 Review any significant disagreement among management and the independent accountants or the internal auditing department in connection with the preparation of the financial statements.

4.                 Review with the independent accountants, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

1.                 Review and update periodically the Company’s Code of Ethical Conduct and ensure that management has established a system to enforce this Code.

2.                 Review management’s monitoring of the Corporation’s compliance with the organization’s Ethical Code, and ensures that management has the proper review system in place to ensure that Corporation’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

3.                 Review activities, organizational structure, and qualifications of the internal audit department.

4.                 Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

5.                 Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

6.                 Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Appendix B

Precision Auto Care, Inc.
Organization and Compensation Committee Charter
(January 2003)

Committee’s Purpose

The Organization and Compensation Committee (the “Committee”) is appointed by the Board of Directors (“Board”) of Precision Auto Care, Inc. (the “Company”) to:  (a) discharge the Board’s responsibilities relating to compensation of the Company’s executives; (b) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations; (c) provide recommendations regarding management successors; and (d) discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers.

Committee Membership

All members of the Committee shall be “independent”. The members of the Committee shall be appointed by the Board of Directors.

Committee Chairman

The Board of Directors, by resolution of a majority of the non-management directors, shall designate one member of the Committee to act as the Chairman of the Committee. The Committee member so designated shall: (a) chair all meetings of the Committee; (b) coordinate the evaluation of the performance of the CEO; and (c) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Committee’s Goals and Responsibilities

1.               The Committee shall produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

2.                 The Committee shall review and approve corporate goals and objectives relevant to CEO compensation; evaluate the CEO’s performance in light of these goals and objectives; and set the CEO’s compensation level based on this evaluation.

3.                 The Committee shall make recommendations to the Board with respect to incentive compensation plans and equity-based plans.

4.                 The Committee shall conduct an annual performance evaluation of the Compensation Committee.

5.                 The Committee shall make regular reports to the Board.

6.                 The Committee shall review committee member qualifications; committee member appointment and removal; committee structure and operations (including authority to delegate to subcommittees); and committee reporting to the Board.

7.               The Committee shall have sole authority to retain and terminate any compensation consultant used to assist in the evaluation of a director, CEO or other senior executive and shall have sole authority to approve the firm’s fees and other retention terms.

8.                 The Committee shall annually review and approve the compensation of officers and other key executives of the Company, including incentive compensation plans and equity-based plans.

9.               The Committee shall fix and determine awards to employees of stock or stock options pursuant to any of the Company’s employee stock option or stock-related plans now or from time to time hereafter in effect and exercise such other power and authority as may be permitted or required under such plans.

B-1

10.        The Committee shall from time to time review and make recommendations to the Board with respect to the compensation of directors.

11.        The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisers.

12.        The Committee may form and delegate authority to subcommittees when appropriate.

13.        The Committee shall from time to time review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

B-2

Appendix C

Precision Auto Care, Inc.

Nominating Committee Charter

(January 2003)

Committee’s Purpose

The Nominating Committee (“Committee”) is appointed by the Board of Directors of Precision Auto Care, Inc. (“Board”), in consultation with the President/CEO, to:  (a) identify and make recommendations to the Board on individuals qualified to serve as Board members of Precision Auto Care, Inc. (“Company”); (b) develop and recommend to the Board a set of Governance Guidelines applicable to the Company; (c) take a leadership role in shaping the corporate governance of the Company; (d) review and recommend the nomination of directors, including the re-nomination of incumbent directors; (e) review and recommend committee appointments; and (f) perform other related tasks, such as studying the size, committee structure, or meeting frequency of the Board.

Committee Membership

All members of the Committee shall be “independent”. The members of the Committee shall be appointed by the Board of Directors.

Committee Chairman

The Chairman of the Committee shall:  (a) chair all meetings of the Committee; (b) chair meetings of non-employee directors; and (c) perform such other activities as from time to time are requested by the other directors or as circumstances indicate.

Committee’s Goals and Responsibilities

1.               The Committee shall establish the Board’s criteria for selecting new directors.

2.               The Committee shall make regular reports to the Board.

3.               The Committee shall review Committee member qualifications, appointment and removal and Committee structure and operations (including authority to delegate to subcommittees).

4.               The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm’s fees and other retention terms.

5.               The Committee shall review and reassess the adequacy of this Charter annually and recommended any proposed changes to the Board for approval.

C-1

PRECISION AUTO CARE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 15, 2006

The undersigned hereby appoints Louis M. Brown, Jr., Robert R. Falconi and Frederick F. Simmons and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as set forth below, all the shares of Common Stock of Precision Auto Care, Inc., held of record by the undersigned on September 15, 2006, at the 2006 Annual Meeting of Shareholders to be held on November 15, 2006, or any adjournment thereof.

1.                  Election of Five Directors to serve for a term of one year:

Woodley A. Allen, Louis M. Brown, Jr., Bassam N. Ibrahim, Peter C. Keefe and John D. Sanders, Ph. D.

☐ For all nominees                                                                                ☐ WITHHOLD authority for all nominees

☐ For all, except authority withheld for nominees named below

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY SUCH NOMINEE(S), WRITE THE NAME(S) OF THE NOMINEE(S) IN THE SPACE PROVIDED BELOW

2.                  Appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the fiscal year ending June 30, 2007.

☐ FOR                                        ☐ AGAINST                                         ☐ ABSTAIN

3.       To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name(s) on reverse side

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF PROPERLY EXECUTED, IT WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign your name exactly as it appears hereon. If shares are held jointly, all holders must sign. If you receive more than one proxy, please sign and return each of them. When signing in a fiduciary or representative capacity (attorney, executor, administrator, trustee, guardian, officer of corporation, etc.) please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at such meeting or any adjournment thereof.

Date	, 2006
Signature
Signature

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY

USING THE ENCLOSED ENVELOPE.